Exhibit 10.4

September 14, 2022

TPB Acquisition Corporation I
1 Letterman Drive, Suite A3-1
San Francisco, CA 94129

Lavoro Limited
Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501

São Paulo—SP, 04548-005, Brazil

Lavoro Agro Limited

Av. Dr. Cardoso de Melo, 1450, 5th floor, office 501

São Paulo—SP, 04548-005, Brazil

Re:	Amendment to Sponsor Letter Agreement (the “Letter Agreement”), dated August 13, 2021, among TPB Acquisition Corporation I, TPB Acquisition Sponsor I, LLC and the Company’s officers and directors

Ladies and Gentlemen:

This amendment to the Letter Agreement (this “Amendment”) is being delivered, pursuant to Section 12 of the Letter Agreement, in connection with that certain Business Combination Agreement, dated as of the date hereof, by and among Lavoro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New PubCo”), Lavoro Merger Sub I Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“First Merger Sub”), Lavoro Merger Sub II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Second Merger Sub”), Lavoro Merger Sub III Limited, an exempted company incorporated with limited liability in the Cayman Islands and a direct, wholly owned subsidiary of New PubCo (“Third Merger Sub” and, together with First Merger Sub and Second Merger Sub, the “Merger Subs”), Lavoro Agro Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Lavoro”), and TPB Acquisition Corporation I, an exempted company incorporated with limited liability in the Cayman Islands (the “Company”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Now in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 3 of the Letter Agreement is hereby deleted and replaced in its entirety with the following, and the Sponsor hereby consents to the transactions contemplated by the Business Combination Agreement and the Transaction Agreements in accordance with Section 3 of the Letter Agreement:

3. Voting and Anti-Dilution Rights.

(a)	Sponsor agrees that if the Company seeks shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Agreements (as defined in the Business Combination Agreement), Sponsor shall not redeem any Founder Shares owned by it in connection with shareholder approval of the transactions contemplated by the Business Combination Agreement or any Transaction Document, including any amendments to the SPAC Governing Documents (as defined in the Business Combination Agreement) (the “Proposed Transaction”).

(b)	Prior to the earlier of (x) date on which the Letter Agreement, as amended, is terminated in accordance with its terms and (y) the Closing (the “Voting Period”), at each meeting of the holders of SPAC Shares (as defined in the Business Combination Agreement) (the “SPAC Shareholders”), and in each written consent or resolutions of any of the SPAC Shareholders in which Sponsor is entitled to vote or consent, Sponsor hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Founder Shares or other equity interests of the Company over which Sponsor has voting power (i) in favor of, and to adopt, the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby, (ii) in favor of the other matters set forth in the Business Combination Agreement, the Transaction Documents and the transactions contemplated thereby to the extent required for the Company to carry out its obligations thereunder and (iii) in opposition to: (A) any SPAC Business Combination Transaction (as defined in the Business Combination Agreement) and any and all other proposals (1) that could reasonably be expected to delay or impair the ability of the Company to consummate the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or (2) which are in competition with or materially inconsistent with the Business Combination Agreement, any Transaction Agreement and the transactions contemplated thereby or (B) any other action, proposal, transaction or agreement involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or any Transaction Agreement or would reasonably be expected to result in (y) any breach of any representation, warranty, covenant, obligation or agreement of the Company in the Business Combination Agreement or any Transaction Agreement or (z) any of the conditions to the Company’s obligations under the Business Combination Agreement or any Transaction Agreement not being fulfilled.

(c)	Sponsor agrees not to deposit, and to cause its affiliates not to deposit, any Founder Shares in a voting trust or subject any Founder Shares to any arrangement or agreement with respect to the voting of such Founder Shares, unless specifically requested to do so by New PubCo and the Company in connection with the Business Combination Agreement, the Transaction Agreements or the transactions contemplated thereby.

(d)	Sponsor agrees, except as contemplated by the Business Combination Agreement or any Transaction Agreement, not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the U.S. Securities and Exchange Commission (the “SEC”)) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to transactions contemplated by the Business Combination Agreement or any Transaction Agreement, other than to recommend that the SPAC Shareholders vote in favor of the adoption of the Business Combination Agreement, the Transaction Agreements and the transactions contemplated thereby (and any actions required in furtherance thereof and otherwise as expressly provided in this Section 3).

(e)	Sponsor agrees that during the Voting Period it shall not, without the Company’s and New PubCo’s prior written consent, (i) make or attempt to make any Transfer of Founder Shares that would not be permitted pursuant to this Letter Agreement; (ii) grant any proxies or powers of attorney with respect to any or all of the Founder Shares; or (iii) take any action with the intent to prevent, impede, interfere with or adversely affect Sponsor’s ability to perform its obligations under this Section 3. The Company hereby agrees to reasonably cooperate with the Company in enforcing the Transfer restrictions set forth in this Section 3.

(f)	During the Voting Period, Sponsor agrees to provide to New PubCo, the Company and their respective Representatives any information regarding Sponsor or the Founder Shares that is reasonably requested by New PubCo, the Company or their respective Representatives and required in order for the Company, New PubCo, Lavoro, First Merger Sub or Second Merger Sub to comply with Sections 8.1, 8.2, 8.3, 8.4(b), 8.5, 8.8, 8.9 and 8.11 of the Business Combination Agreement. To the extent required by applicable Legal Requirements (as defined in the Business Combination Agreement), Sponsor hereby authorizes the Company and New PubCo to publish and disclose in any announcement or disclosure required by the SEC, the Nasdaq Capital Market or the Registration Statement (as defined in the Business Combination Agreement) (including all documents and schedules filed with the SEC in connection with the foregoing), Sponsor’s identity and ownership of Founder Shares and the nature of Sponsor’s commitments and agreements under this Letter Agreement, the Business Combination Agreement and any other Transaction Agreements; provided that such disclosure is made in compliance with the provisions of the Business Combination Agreement.

2.	Section 5 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:

(a)	Vesting Founder Shares. Subject to, and conditioned upon the Third Effective Time (as defined in the Business Combination Agreement), Sponsor agrees that two-thirds (3,006,050) of the Founder Shares shall be deemed to be “Vesting Founder Shares” and the remaining one-third (1,503,024) of the Founder Shares shall be deemed to be “Retained Founder Shares”. Subject to, and conditioned upon the occurrence of and effective immediately after the Third Effective Time, the Vesting Founder Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Letter Agreement. The Vesting Founder Shares shall vest and, except as otherwise provided in this Section 5, shall become free of the provisions set forth in this Section 5 as follows:

i.	with respect to one-half of the Vesting Founder Shares (i.e., 1,503,025 Founder Shares) (the “12.50 Vesting Founder Shares”), if at any time during the 3-year period following the Closing Date (the end of such period, the “Vesting Release Date”), the closing share price of the New PubCo Ordinary Shares is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period, then the 12.50 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5(a);

ii.	with respect to one-half of the Vesting Founder Shares (i.e., 1,503,024 Founder Shares) (the “15.00 Vesting Founder Shares”), if at any time prior to the Vesting Release Date, the closing share price of the New PubCo Ordinary Shares is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period, then the 15.00 Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5(a).

iii.	If the Vesting Release Date occurs on a day that is not a trading day, then the “Vesting Release Date” shall for all purposes of this Sponsor Letter Agreement be deemed to occur on the next following Trading Day. Any Vesting Founder Shares that have not vested in accordance with Sections 5(a)(i)-(ii) on or before the Vesting Release Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Vesting Release Date.

iv.	The New PubCo Ordinary Share price targets in Sections 5(a)(i)-(ii) shall be equitably adjusted for stock splits, stock dividends, cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New PubCo Ordinary Shares after the Third Effective Time.

v.	If, prior to the Vesting Release Date, there is a Liquidation Event (as defined below), then the Vesting Founder Shares shall vest and become free of the provisions set forth in this Section 5 effective as of immediately prior to the consummation of such Liquidation Event, or otherwise treated as so issued in connection therewith, so as to ensure that the Sponsor shall receive such Vesting Founder Shares, and all proceeds thereof, in connection with such Liquidation Event.

vi.	At any time prior to the Vesting Release Date, the Sponsor agrees that it shall not Transfer any Vesting Founder Shares except as otherwise permitted pursuant to Section 5(c) below, and the Vesting Founder Shares shall include customary transfer legends on any certificates for the Vesting Founder Shares reflecting such restriction. At the time that any Vesting Founder Shares become vested pursuant to this Section 5(a), New PubCo shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Vesting Founder Shares related to such vesting (other than, for the avoidance of doubt, those that relate to any applicable and then-existing transfer restrictions applicable during the Lock-Up Period with respect to such Vesting Founder Shares pursuant this Sponsor Letter Agreement, the Business Combination Agreement or any other Transaction Agreements).

vii.	The Sponsor shall not, and hereby waives any right to, vote (whether at any meeting of the holders of New PubCo Ordinary Shares, by written resolution or otherwise) the Vesting Founder Shares owned by it during any period of time that such Vesting Founder Shares are subject to vesting pursuant to the terms of this Section 5.

viii.	Any dividends or other distributions paid with respect to the Vesting Founder Shares during any period of time that such Vesting Founding Shares are subject to vesting pursuant to the terms of this Section 5 shall be deposited by New PubCo for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor (the “Escrow Account”), subject to the terms and conditions of that certain Escrow Agreement to be entered into by and between the parties hereto in form and substance attached as Exhibit A (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Vesting Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Vesting Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Vesting Founder Shares pursuant to this Section 5, New PubCo shall instruct the escrow agent to release any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares to Sponsor. In the event that any Vesting Founder Shares are forfeited pursuant to the terms of this Section 5, then any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Vesting Founder Shares forfeited pursuant to this Section 5 shall be distributed from the Escrow Account to the Company, such payment to be made in the manner set forth in the Escrow Agreement. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or a portion of any amounts from the Escrow Account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.

ix.	Except as otherwise provided in this Sponsor Letter Agreement, the Sponsor shall retain all of its rights as a shareholder of New PubCo with respect to the Vesting Founder Shares owned by it during any period of time that such shares are subject to vesting pursuant to the terms of this Section 5(a).

x.	Notwithstanding the expiration of any Lock-Up Period with respect to any Vesting Founder Shares, such Vesting Founder Shares shall remain subject to any applicable restrictions set forth in Section 5 until vested or forfeited in accordance with the terms of this Section 5.

(b)	The Sponsor and the Insiders agree that they shall not Transfer: (i) any Founder Shares until 24 months after the completion of the Closing (the “Founder Shares Lock-Up”); and (ii) any Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants) until 30 days after the completion of the Closing (the “Private Placement Warrants Lock-Up”, together with the Founder Shares Lock-Up, the “Lock-Up”). Notwithstanding the foregoing, (i) 50% of the Founder Shares shall be released from the Lock-Up 12 months subsequent to the Closing Date, (ii) an additional 25% of the Founder Shares (i.e. totaling an aggregate of 75% of the Founder Shares) shall be released from the Lock-Up 18 months subsequent to the Closing Date, and (iii) the remaining 25% of the Founder Shares (i.e. totaling an aggregate of 100% of the Founder Shares) shall be released from the Lock-Up 24 months subsequent to the Closing Date. For clarity, any shares acquired pursuant to that certain Subscription Agreement shall not be bound by the Lock-Up. The Lock-Up shall terminate and be of no further force or effect upon the date of a liquidation, merger, capital stock exchange, reorganization, sale of all or substantially all assets or other similar transaction involving New PubCo upon the consummation of which holders of New PubCo Ordinary Shares would be entitled to exchange their New PubCo Ordinary Shares for cash, securities or other property following the Closing (a “Liquidation Event”).

(c)	Notwithstanding the provisions set forth in paragraphs 5(a)-(b), Transfers of Founder Shares or Private Placement Warrants (or any New PubCo Ordinary Shares underlying the Private Placement Warrants) subject to the Lock-Up (the “Lock-Up Securities”) are permitted (i) to the Company’s officers or directors, any affiliate or family member of any of the Company’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of a Business Combination at prices no greater than the price at which the Lock-Up Securities, or Ordinary Shares, as applicable, were originally purchased; (vi) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (vii) to the Company for no value for cancellation in connection with the consummation of an initial Business Combination, (viii) in the event of the Company’s liquidation prior to the completion of a Business Combination; (ix) in connection with a pledge of Lock-Up Securities to a financial institution, including the enforcement of any such pledge by a financial institution; and provided, however, that in the case of clauses (i) through (vi) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

3.	Effective as of immediately prior to, and conditioned upon the occurrence of, the Closing (as defined in the Business Combination Agreement), Section 8 of the Letter Agreement shall be deleted in its entirety and shall be of no further force and effect

4.	Each Insider hereby acknowledges that it has read the Business Combination Agreement and this Amendment and has had the opportunity to consult with its tax and legal advisors. Each Insider hereby agrees that such Insider shall be bound by and comply with Sections 8.10 (No Solicitation) and 8.4 (Confidentiality; Communications Plan; Access to Information) of the Business Combination Agreement (and any relevant defined terms contained in any such Sections) as if such Insider was an original signatory to the Business Combination Agreement with respect to such provisions.

5.	Contingent upon and effective as of the Third Effective Time (as defined in the Business Combination Agreement), pursuant to Section 17.4 of the SPAC Governing Documents, the Sponsor, in its capacity as holder of one hundred percent (100%) of the Founder Shares, and subject to the last sentence of this Section 3, hereby irrevocably and unconditionally waives and agrees not to exercise, assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the Initial Conversion Ratio (as defined in the SPAC Governing Documents), including those rights that would otherwise apply pursuant to Section 17.3 of the SPAC Governing Documents as a result of the issuance of New PubCo Ordinary Shares (as defined in the Business Combination Agreement) in connection with the transactions contemplated by the Business Combination Agreement or any Transaction Agreement pursuant to the PIPE Investment (as defined in the Business Combination Agreement) such that the New PubCo Ordinary Shares issued pursuant to the PIPE Investment are excluded from the determination of the number of New PubCo Ordinary Shares issuable upon conversion of the Founder Shares pursuant to Section 17.3 of the SPAC Governing Documents. For the avoidance of doubt, the foregoing waiver and agreement does not include the Sponsor’s rights under Section 17.8 of the SPAC Governing Document, which provides that in no event may any Founder Share convert into New PubCo Ordinary Shares at a ratio that is less than one-for-one.

6.	On the Closing Date, the Sponsor shall deliver to New PubCo a duly executed copy of the A&R Registration Rights Agreement (as defined in the Business Combination Agreement), in substantially the form attached as Exhibit D to the Business Combination Agreement.

7.	In the event of any equity dividend or distribution, or any change in the equity interests of the Company or New PubCo by reason of any equity dividend or distribution, equity split, reverse stock-split, consolidation of shares, recapitalization, combination, conversion, exchange of equity interests or the like, the terms “Founder Shares,” “Private Placement Warrants” and “Warrants” shall be deemed to refer to and include the Founder Shares, Private Placement Warrants and Warrants, as the case may be, as well as all such equity dividends and distributions and any securities into which or for which any or all of the Founder Shares, Private Placement Warrants or Warrants, respectively, may be changed or exchanged or which are received in such transaction (including the New PubCo Ordinary Shares into which such shares are converted and the warrants to purchase New PubCo Ordinary Shares into which such warrants are converted as a result of the consummation of the transactions contemplated by the Business Combination Agreement or any Transaction Agreement).

8.	References to “Founder Shares Lock-Up Period” in the Letter Agreement are hereby deleted and replaced with “Lock-Up Period”.

9.	Each Insider hereby irrevocably and unconditionally agree that, if any amounts are outstanding under any Working Capital Loan extended to the Company or any Subsidiary of the Company by any Insider as of the Closing, then, notwithstanding the terms of any promissory note or other document evidencing such Working Capital Loan or any other agreement or contract to which the Company or an Insider is bound, except as otherwise consented to by New PubCo, the Company shall repay such outstanding amounts to such Insider at the Closing solely in cash, and such Insider shall not require, and hereby waives any right to require, any portion of such repayment to occur in the form of SPAC Shares, New PubCo Ordinary Shares or any other form.

10.	Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Letter Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Letter Agreement and this Amendment in all respects, including, for the avoidance of doubt, Section 4(b) of the Letter Agreement. From and after the date of this Amendment, New PubCo and Lavoro shall be parties to the Letter Agreement for all purposes thereof as if an original signatory thereof and shall have all the rights and entitlements of the “Company” thereunder.

11.	In the event of any inconsistency or conflict between the terms and provisions of the Letter Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

12.	The provisions contained in Sections 9 (Termination), 12 (Entire Agreement), 13 (Assignment), 14 (Counterparts), 15 (Effect of Headings), 16 (Severability), 17 (Governing Law), and 18 (Notices) of the Letter Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

13.	Each Insider hereby represents and warrants to the Company and New PubCo that:

(a)  Each Insider holds good, valid and marketable title to the Equity Interests set forth opposite such Insider’s name on Schedule A, free and clear of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind except as set forth in Schedule A.

(b) Each Insider has full power and authority (including any spouse consent) to enter into this Amendment, and this Amendment, assuming the due authorization, execution and delivery of this Amendment by all other parties, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy Legal Requirements, other similar Legal Requirements affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(c) Neither the execution and delivery of this Amendment by the Insider nor the performance of the Insider’s obligations hereunder (i) violates any provision of any Legal Requirements applicable to the Insider, (ii) would, directly or indirectly, result in any breach of any provision of the such Insider’s Governing Documents, (iii) conflicts with, result in a breach under or give rise to any right of termination of any document, agreement or instrument to which the Insider is a party, or (iv) result in the creation or imposition of any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind upon the Equity Interests except as disclosed on Schedule A.

(d) No consent, waiver, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, administrative agency or commission or any other governmental authority, instrumentality, agency or commission or any third party (including a party to any agreement with the Insider), is required by or with respect to the delivery of this Amendment and the consummation of the transactions contemplated hereby.

(e) The Insider is the beneficial and record owner of the Equity Interests set forth next to the Insider’s name on Schedule A. The Equity Interests collectively constitute 100% of the Insider’s interest in the Company and the Insider does not own, beneficially or of record, any other equity, equity-linked or similar securities of the Company or any of its Subsidiaries or have the right to acquire any equity, equity-linked or similar securities of the Company or any of its Subsidiaries. The Insider acknowledges that the Insider’s execution and delivery of this Amendment in respect of such Equity Interests held by such Insider is a material inducement to New PubCo’s willingness to enter into and consummate the transactions contemplated by the Business Combination Agreement. By executing this Amendment, each Insider further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any person, with respect to any of the Equity Interests except as disclosed on Schedule A. The Insider has the sole right to vote (and provide consent in respect of, as applicable) the Equity Interests set forth next to the Insider’s name on Schedule A and, except for this Amendment, the Business Combination Agreement and as disclosed on Schedule A, the Insider is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Insider to Transfer any of the Equity Interests or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Equity Interests.

(f) There is no Legal Proceeding pending or, to the Insider’s knowledge, threatened against or involving the Insider or any of its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Insider to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Amendment in any material respect.

(g) There is no Order or Legal Requirement issued by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition relating to the Insider or any of its Affiliates that could reasonably be expected to adversely affect the ability of the Insider to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Amendment in any material respect.

(h) The Insider, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, Lavoro and New PubCo and the transactions contemplated by this Amendment, the Business Combination Agreement and the other Transaction Agreements and (ii) it has been furnished with or given access to such documents and information about Lavoro and New PubCo and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Amendment or the other Transaction Agreements to which he, she or it is or will be a party and the transactions contemplated hereby and thereby.

(i) In entering into this Amendment and the other Transaction Agreements to which it is or will be a party, the Insider has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in the Transaction Agreements to which it is or will be a party and no other representations or warranties of the Company or New PubCo (including, for the avoidance of doubt, none of the representations or warranties of the Company or New PubCo set forth in the Business Combination Agreement or any other Transaction Agreement) or any other Person, either express or implied, and the Insider, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Amendment or in the other Transaction Agreements to which it is or will be a party, none of the Company or New PubCo or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Amendment, the Business Combination Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby.

[Signature Pages Follow]

Sincerely,

TPB ACQUISITION SPONSOR I, LLC

By:	/s/ David Friedberg
Name:	David Friedberg
Title:	Manager

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

TPB ACQUISITION CORPORATION I

By:	/s/ David Friedberg
Name:	David Friedberg
Title:	Chief Executive Officer

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

DIRECTORS AND OFFICERS OF TPB ACQUISITION CORPORATION I

/s/ David Friedberg
David Friedberg

/s/ William Hauser
William Hauser

/s/ Bharat Vasan
Bharat Vasan

/s/ Kelly Cooper
Kerry Whorton Cooper

/s/ Neil Renninger
Neil Renninger

/s/ April Underwood
April Underwood

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

LAVORO AGRO LIMITED

By:	/s/ Ruy Cunha
Name:	Ruy Marcos Laguna Cunha
Title:	Director

By:	/s/ Laurence Gomes
Name:	Laurence Beltrão Gomes
Title:	Chief Financial Officer

[Signature Page to Amendment to Letter Agreement]

Acknowledged and Agreed:

LAVORO LIMITED

By:	/s/ Daniel Fisberg
Name:	Daniel Fisberg
Title:	Director

By:	/s/ Peter Estermann
Name:	Peter Estermann
Title:	Director

[Signature Page to Amendment to Letter Agreement]

Exhibit A

Escrow Agreement